EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (the "Agreement") is made as of the 15th day of July, 2011, by and between NOBLE FIBER TECHNOLOGIES, LLC, a Pennsylvania limited liability company (the "Licensor"), and Alliqua Biomedical, Inc., organized under the laws of Delaware (the "Licensee").

Recitals

A.
Licensor is a distributor of silver coated fibers (collectively, the "Fiber") marketed under the trademark X-Static® (the "X-Static Trademark"). The Licensor is also the owner of the trademark "SilverSeal®"(the "SilverSeal Trademark").

B.
The X-Static Trademark and the SilverSeal Trademark, and all equivalents thereof in any jurisdiction, including all extensions and renewals of any of the foregoing, are collectively referred to herein as the "Trademarks."

C.
Licensee intends to be the exclusive manufacturer and distributor of Hydrogel Wound Dressings identified in 510(k) K040019 and Hydrocolloid Wound Dressings identified in 510(k) K033900 (the "Licensed Products"), into which the Licensee wishes to incorporate the Fiber (the Products containing the Fiber being referred to herein as the "Licensed Products"). Pursuant to the terms of this Agreement, the Licensee has agreed to purchase all silver fiber to be used in the Licensed Products from the Licensor and to purchase any fabrics or yarns containing the Fiber from Noble Licensed Mills (as defined herein. For the purposes hereof, a "Noble Licensed Mill" is a mill which has entered into a licensing arrangement with the Licensor for the manufacture of fabrics or yarns containing the Fiber.

D.
The Licensee desires to have the Licensor grant to the Licensee, and the Licensor has agreed to grant to the Licensee, an exclusive right to use the Fiber in the manufacture of Licensed Products and to use the Trademarks in the manufacture, sale, use, and distribution of Licensed Products throughout the World (the "Territory").

E.	The parties desire to enter into this Agreement to set forth their understanding with respect to the scope and term of the license.

NOW, THEREFORE, in consideration of the mutual premises set forth above, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.
Grant of License. Subject to the restrictions, limitations and conditions set forth in this Agreement, Licensor hereby grants to the Licensee an exclusive right and license to use the Fiber to manufacture, use, offer for sale, sell, and otherwise commercialize the Licensed Products in the Territory and to use the Trademarks in connection with the manufacture, sale, use, and distribution of Licensed Products in the Territory. No other right or license is granted by the Licensor to the Licensee, either express or implied, with respect to any other trademark, trade name, service mark, or other intellectual property right owned or possessed by, or licensed to, the Licensor. The Licensee shall not use the Fiber or the Trademarks in any manner not specifically authorized by this Agreement.

2.
Term. The term of this Agreement and the License granted hereunder shall begin on the date hereof and expire on July 30, 2021, unless sooner terminated as set forth herein. Provided that the Licensee has not defaulted under the provisions of this Agreement, this License shall automatically renew for consecutive renewal periods of two years unless either party hereto has provided written notice of its intent not to renew this License as least sixty days prior to the expiration date of the initial term.

3.
Marketing Efforts. Licensee shall use commercially reasonable efforts to ensure the highest volume of sales of the Licensed Products and shall make and maintain adequate arrangements for the manufacture, distribution, advertising and promotion of the Licensed Products.

4.
Certain Limitations. Licensee shall have the exclusive right to use the Fiber (and any fabrics or yarns containing the Fiber) and the Trademarks in connection with the manufacture, sale and distribution of the Licensed Products during the Term and solely in the manner expressly permitted by this Agreement. Licensee shall not use the Fiber (and any fabrics or yarns containing the Fiber) or the Trademarks in any other manner.

5.
Compliance with Laws and Regulation. Licensee shall ensure that all Licensed Products are manufactured in accordance with all applicable laws, rules and regulations, in each jurisdiction where the Licensee manufactures, distributes, sell, or otherwise deals with the Licensed Products, pertaining the manufacture, sale, distribution, import or export of the Licensed Products, and any materials (excluding the Fibers, and any yarns or threads containing the same, collectively "Fiber Products") used in the manufacture thereof. The Licensee shall comply with all registration/qualification requirements in each jurisdiction in which the Licensed Products are manufactured, sold, distributed, imported or exported. Licensee represents and warrants to Licensor that all Licensed Products manufactured, sold and/or distributed by Licensee shall be fit for the purpose intended by this Agreement and free from defects in material (excluding the Fiber Products) and workmanship, and shall be manufactured and provided in accordance and conformity with all present and future statutes, laws, ordinances and regulations  relating to the manufacture and supply of the Licensed Products, including, without limitation, those enforced by the United States Food and Drug Administration (including compliance with good manufacturing practices) and International Standards Organization Rules 9,000 et seq.

6.
Taxes; Changes of Law. The Licensee shall be solely responsible for all taxes, tariffs, and other fees due in connection with the manufacture, sale, distribution, export or import of the Licensed Products and the materials used in the manufacture thereof. Licensee shall in good faith attempt to promptly notify the Licensor, in writing, when it gains actual knowledge of any material changes in any applicable laws, rules, regulations or registration/qualification requirements governing the manufacture, sale, distribution, import or export of the Licensed Products in any jurisdiction in which the Licensee manufactures, sells, distributes, imports or exports the Licensed Products or the materials used in the manufacture thereof.

7.
Forecasts. Not later than first day of each calendar quarter during the term of this Agreement, Licensee shall provide to Licensor: (i) its non-binding written forecast of Licensee's good faith written estimate of expected requirements for Fiber Products during the following 12-months, and (ii) its binding written forecast of Licensee's requirements for Fiber Products during the following calendar quarter (for example, the forecast for the second calendar quarter of each year shall be provided not later than the first day of the first calendar quarter of such year). Each such binding forecast shall be broken down on a month-by-month basis for the applicable calendar quarter.

Licensor shall use commercially reasonable efforts to provide Fiber products in accordance with the binding forecasts provided by Licensee. In the event Licensee modifies the requirements set forth in the binding forecasts, Licensor shall use reasonable good faith efforts to meet such modifications to the forecasts, but failure to meet such modifications to such forecasts shall not constitute a default hereunder. If Licensor expects to be unable to fill the portion of any such excess order within the time frame requested, Licensor shall notify Licensee within fifteen (15) days after receipt of the applicable purchase order.

In the event that Licensor is unable to meet Licensee's requirements for Fiber Products set forth in the binding forecast, and as a result of such failure to deliver Licensee is unable to meet the minimum Royalty Fee requirements set forth in this Agreement in the applicable year, the parties shall work in good faith to establish a pro rata reduction in the required minimum Royalty Fee payment for such calendar year.

Further, Licensee may terminate this Agreement if Licensor fails to deliver Fiber Products as requested in the applicable Purchase Order (to the extent such quantities do not exceed the binding forecast) for three (3) consecutive purchase orders, or four (4) purchase orders in any calendar year.

If any such termination occurs within the initial 24 months of this Agreement, Licensor shall be required to return a portion of the Licensing Fee equal to 80% of the pro rata portion of such Licensing Fee, based upon the total months since the effective date of the contract divided by 24 months.

8.
Transfer of 510(k) Clearances. Licensor is the record owner of K040019 - SilverSeal Hydrogel Wound Dressing and K033900 - SilverSeal Hydrocolloid Wound Dressing (the "FDA Clearance") with the United States Food and Drug Administration ("FDA"), for the wound dressings (the "Cleared Dressings", also referred to herein as the Licensed Products) more particularly described therein. Upon the execution hereof and payment of the Licensing Fee (as hereinafter defined), Licensor agrees to transfer to Licensee all right, title and interest in the FDA Clearance, and, to the extent available in Licensor's files, at least a copy of all related materials and access to all device master files, and modifications and amendments thereto. Upon such transfer, the Licensee shall list the Licensed products according to 21 CFR Part 807 and all other applicable regulations, and the Licensor shall delete its device listing for the Licensed Products. From and after the date of this Agreement, Licensee shall indemnify Licensor for all amounts due in connection with the FDA Clearance that arise on or after the date of this Agreement.

9.
Retention of Records. During the term of this Agreement and for a period of three years thereafter (unless a longer period is required by any law, rule, regulation, or registration/qualification requirement of any applicable jurisdiction in which the Licensee manufactures, sells, distributes, imports or exports the Licensed Products or the materials used in the manufacture thereof), Licensee shall keep copies of representative documents showing the manner in which the Trademarks, or either of them, are used hereunder. Such documents shall include copies of all advertising appearing in any media, promotional materials, brochures and the like. The Licensor, or its duly authorized agents and representatives, shall have the right, upon forty-eight hours prior written notice, to examine such documents and other material, shall have access thereto during ordinary business hours and shall be at liberty to make copies of such documents and other material related thereto. At the Licensor's request, the Licensee shall provide a copy of such records at the Licensor's expense.

10.	Availability to All Customers; Inventory.

(a)	The Licensee agrees that it will manufacture and commercialize the Licensed Products containing the Fiber to any customer, including those referred by Licensor.

(b)
In connection with this transfer of the FDA Clearance, the exclusive license rights granted herein, and the license fee paid by Licensee, Licensor hereby agrees to sell all of its existing inventory of Licensed Products to Licensee at cost.

11.
Display of Trademarks. Any use of the Trademark on the Licensed Products or on the packaging of Licensed Products shall be in the manner approved by Licensor. If the Licensee requests that Licensor provide any hang-tags or sew-in labels for use with the Licensed Products, the Licensee shall pay to Licensor, all of Licensor's costs for such hang-tags or sew-in labels, including any shipping charges incurred in connection therewith.

12.	Royalties.

(a)
From and after the date of this Agreement, the Licensee shall pay royalties ("Royalty Fees") equal to 9.75% of net sales of Licensed Products. As consideration for the exclusive license granted herein and the for the transfer of the FDA Clearance, the Licensee agrees to pay minimum Royalty Fees in the amounts set forth on Exhibit A attached hereto. The Licensee's obligations to pay such Royalty Fees, together with Licensee's other obligations under this Agreement, shall be secured by a collateral assignment (the "Collateral Assignment") of the Licensee's right, title and interest in the FDA Clearance (or any replacement 510K filing therefor). Upon any termination of this Agreement as set forth in Section 19 of this Agreement, the Licensor shall be entitled to exercise its rights under the Collateral Assignment. For clarity, to the extent that the Royalty Fees paid in any calendar year do not meet the minimum Royalty Fees required under this Agreement for such calendar year, Licensee shall pay to Licensee an amount (the "Catch-Up Payment") equal to the difference between the Royalty Fees actually paid during such calendar year (excluding any Catch-Up Payments made during such calendar year in connection with sales of Licensed Products from a prior calendar year) and the minimum Royalty Fees due for such calendar year. All Catch-Up Payments are due not later than (30) days after the end of each calendar year. Upon any failure by Licensee to make any such Catch-Up Payment within thirty (30) days after the end of the applicable calendar year, Licensor shall have the right, in its discretion, to (a) terminate this Agreement, or (ii) terminate the exclusive nature hereof.

(b)
Except as otherwise set forth herein, all royalty payments must be paid to the Licensor, in immediately available United States funds, within thirty (30) days after the end of each calendar quarter for the immediately preceding calendar quarter. If the Licensee fails to make any payment within sixty (60) days after receipt of notification that any such payment is due, the Licensor may, in its sole discretion, terminate this Agreement.

(c)
During the Term of this Agreement, the Licensee shall keep accurate books of account and records covering all transactions relating to this Agreement at the Licensee's principal place of business for not less than three (3) years after the expiration, or earlier termination, of this Agreement. The Licensor shall have the right, upon request but not more frequently than quarterly, to audit the books of the Licensee to determine compliance with this Agreement. If, as a result of such audit, the Licensor determines that additional royalty payments are due under this Agreement, the Licensee shall have thirty (30) days to make such additional royalty payments to the Licensor. In the event that the Licensee fails to make any such additional payment within such thirty (30) days, the Licensor may, in its sole discretion, terminate this Agreement.

(d)	The receipt and deposit of monies by the Licensor shall not prevent or limit the Licensor's right to contest the accuracy and/or correctness of any statement in respect of such monies.

(e)
For purposes of this Agreement, "net sales" shall mean the total consideration charged by the Licensee in any transaction consummated or intended to be consummated by transfer of any of the Licensed Products, without deduction for any costs incurred, such as, but not limited to, costs of manufacture, sale, distribution or exploitation of the Licensed Products, but less any applicable taxes, trade discounts actually given, returns for which any refund is paid and sales allowances.

13.
Purchase of Fiber. The Licensee hereby agrees to purchase, during the Term of this Agreement, all of its requirements for silver coated fiber directly from the Licensor at the Licensor's published prices in effect from time to time. Licensee shall place all orders for Fiber not less than ninety (90) days prior to the requested date of delivery.

14.	Quality Controls.

(a)
The Licensee agrees that the Licensed Products manufactured by the Licensee shall be of the highest standards and quality and that such products shall at all times comply with all requirements of all applicable laws and regulations, as well as Licensor's Fiber Technical Advisory. Prior to the sale or distribution of any Licensed Products, the Licensee shall submit a minimum of two (2) prototype samples of each style of Licensed Products to Licensor at the Licensor's address set forth herein. All Licensed Products, at Licensor's discretion, may be subject to in-vitro testing. All costs and expenses incurred by the Licensor in connection with any third party testing of the Licensed Products, whether such tests are commissioned by the Licensee or the Licensor, shall be the responsibility of the Licensee, and the Licensee shall promptly reimburse the Licensor for such testing costs or expenses incurred by the Licensee within ten (10) days after Licensor provides to Licensee an invoice for such testing costs or expenses. Upon Licensor's receipt of payment by Licensee of any amounts due to the Licensor in connection with any such testing, Licensor shall provide to the Licensee a certificate setting out the results of such testing and, if such test results are acceptable to Licensor, the Licensor's approval of the Licensed Products for sale and distribution. If in the sole, but reasonable, determination of Licensor, the Licensed Products submitted for approval do not meet the quality standards of the Licensor, Licensor shall submit to the Licensee a notice of such findings including a description of the deficiencies found in such Licensed Products. Upon correction of such deficiencies, the Licensee shall submit new prototype specimens, in accordance with the provisions hereof, of the Licensed Products for Licensor's approval. No Licensed Products shall be sold or otherwise distributed hereunder until such Licensed Products are approved by the Licensor.

(b)
The Trademarks shall be permanently and conspicuously displayed on the packaging of each Licensed Product, in a manner approved by Licensor. In addition, all advertising, promotional, packaging and other materials related to the Licensed Products shall conspicuously display the X-Static Trademark (and the SilverSeal Trademark, if applicable), in the manner approved by Licensor. The Licensor reserves the right to approve all advertising, promotional, packaging and other materials of the Licensee, including, but not limited to, materials for television, newspapers, magazines, promotional flyers, brochures and other similar materials (collectively, the "Advertising Materials"), which incorporate the use of, or reference, either Trademark, including the type, color, size and design of signs or symbols depicting such Trademarks.

(c)
Except as specifically provided for herein, no license under any intellectual property right of Licensor's is either granted or implied by the conveyance of confidential information to Licensee. None of the confidential information which may be disclosed by Licensor shall constitute any representation, warranty, assurance, guarantee or inducement of any kind including, without limitation, with respect to the non-infringement of intellectual property rights or other rights of third persons or of Licensor. If the Licensee uses any of the confidential information in the development of any intellectual property, such intellectual property shall be the property of Licensor and the Licensee shall execute such documents as may be necessary for the purpose of transferring any rights in which the Licensor has in such intellectual property. The Licensee shall not reverse engineer or otherwise attempt to duplicate any processes used in the development and manufacture of any materials provided by Licensor. Any intellectual property rights developed by a Licensee in violation of this paragraph shall be the property of the Licensor, and Licensee shall execute and deliver to Licensor such documentation as is necessary to evidence Licensor's rights in such intellectual property.

(e)
Licensor makes no warranty, either expressed or implied, including warranties of merchantability or of fitness for a particular purpose, for the Licensed Products referred to herein. No statements or recommendations contained herein are to be construed as inducements to infringe any relevant patent, now or thereafter in existence. Under no circumstances shall Licensor be liable for incidental, consequential, or other damages from alleged negligence, breach of warranty, strict liability, tort, contract or any other legal theory, arising out of the use or handling of the product or products referred to herein. Technical advice furnished by Licensor shall not constitute a warranty, which is expressed disclaimed, all such advice being given and accepted at the Licensee's risk. Licensor shall indemnify the Licensee and its officers, directors, agents and employees harmless from and against any claims, liabilities, judgments, penalties, losses, costs, damages, and expenses (including reasonable attorney's fees) incurred by or asserted against the Licensee by reason or in connection with a defect in the Fiber which can be proven to have existed at the time the Fiber was delivered, FOB, Scranton, Pennsylvania. Notwithstanding the foregoing, Licensor's liability under this Section 13 shall be limited to the Licensee's purchase price of the Licensed Product which is the subject of the claim or the amount actually paid for such Licensed Product, whichever is less.

15.	Trademark Protection.

(a)
All trademarks, trademark rights, and goodwill created by the use of either Trademark by the Licensee shall inure solely to the benefit of the Licensor which shall own all such trademarks, trademark rights and goodwill created by such uses.

(b)
The Licensee shall keep appropriate records relating to the dates when each Trademark is first used by the Licensee in connection with the operation of its business. If requested to do so by the Licensor, the Licensee agrees to supply the Licensor with samples of the Trademark usages in question and other information which will enable the Licensor to complete and obtain trademark applications or registrations or to evaluate or oppose any trademark applications, registrations, or uses of other parties.

16.
Use of Trademark. The Licensee recognizes that there is great value to the Licensor in the Trademarks and in the goodwill associated with the Trademarks and that nothing contained in this Agreement shall be construed as giving the Licensee any interest or property rights in the Trademarks, except the right to use such marks as specifically set forth in this Agreement. The Licensee agrees that it will not directly or indirectly assert any interest or property rights in the Trademarks, or either of them, or in any similar trademark in any the Territory. The Licensee acknowledges the validity of the Licensor's rights and title to the Trademarks and agrees that the Licensee will not contest said rights or title.

17.
Infringements. If the Licensee learns that any person or entity is or may be making unauthorized use of either Trademark, Licensee shall give the Licensor prompt written notice thereof, setting forth in full detail the actions by such person or entity. The Licensee agrees it shall not make any demands or claims, bring suit, effect any settlement, or take any other action for the infringement or possible infringement by any person or entity of the rights granted to the Licensee under this Agreement or of the Trademarks. The Licensee agrees to cooperate with the Licensor, without having to incur any out-of-pocket expenses (for which Licensor will reimburse Licensee), in connection with any action taken by the Licensor to terminate infringements and alleged infringements.

18.	Indemnification.

(a)	The Licensor agrees to indemnify Licensee as set forth in Section 13(e) herein.

(b)
The Licensee agrees to indemnify and hold the Licensor and its officers, directors, agents and employees, harmless from and against any and all claims, liabilities, judgments, penalties, losses, costs, damages and expenses, including reasonable attorneys' fees, which may be incurred by or asserted against the Licensor by reason of or in connection with:

1.	any act under, or in violation of, this Agreement or otherwise relating to the transactions contemplated hereby;

2.
any failure by the Licensee to comply with all laws, rules, regulations or registration/qualification requirements of any jurisdiction in which the Licensee manufactures, sells, distributes, imports or otherwise deals with the Licensed Products or the materials used in the manufacture thereof, or to which the Licensee exports the Licensed Products.

3.	any use of the Trademarks in violation of this Agreement, by the Licensee or its subsidiaries, or the employees, agents, representatives or contractors of any of the foregoing;

4.	any alleged defect in any Licensed Products resulting from the Licensee's use of the Fiber.

(c)	Under no circumstances will Licensor bring a claim for indirect, incidental, consequential, punitive, or other special or exceptional damages.

19.	Breach and Termination.

(a)
Except as otherwise set forth herein, if the Licensee breaches any of the terms, conditions or provisions of this Agreement relating to its obligations regarding the (i) minimum Royalty Fees; (ii) Trademarks; or (iii) FDA Clearances, and fails to cure such breach within sixty (60) days after  receiving written notice thereof by from the Licensor specifying the particulars of the breach, the Licensor shall have the right to terminate this Agreement by giving written notice to the Licensee (such termination to be effective immediately upon the giving of such notice).

(b)
The Licensee hereby agrees that the Licensee intends to begin the manufacture and distribution of the Licensed Products not later than February 1, 2012 (the "Launch Date"). Failure to begin distribution and sale of the Licensed Products by the Launch Date shall be a breach under this Agreement and the Licensor shall, at its discretion, have the right to terminate this Agreement immediately upon written notice to the Licensee. From and after the first date of distribution and sale of the Licensed Products by the Licensee, if the Licensee interrupts the distribution and sale of the Licensed Products for a period of one hundred and eighty (180) days or more, the Licensor shall have the right, in its sole discretion, to terminate this Agreement immediately upon written notice to the Licensee.

(c)
Failure by the Licensee to pay any amounts owed for any order of the Fiber received from the Licensor, or under any other agreement between the Licensor and the Licensee, when such amounts become due and payable, shall be a breach of this Agreement. If the Licensee fails to cure such breach within sixty (60) days after receiving written notice thereof from the Licensor concerning such nonpayment, the Licensor shall have the right, in its sole discretion, to terminate this Agreement immediately upon written notice to the Licensee.

(d)
If the Licensee becomes insolvent, or if a petition for bankruptcy or reorganization is filed by or against it, or if any insolvency proceedings are instituted by or against it under the law of any jurisdiction, or if it makes an assignment for the benefit of its creditors, or is placed in the hands of a receiver, or if it liquidates its business in any manner, then in any such case the Licensor shall have the right to terminate this Agreement by written notice to the Licensee, its receivers, trustees, assignees or other representatives, provided, however, that in the case of involuntary bankruptcy, reorganization or insolvency proceedings, the same shall not constitute a default if defended in good faith by the Licensee and dismissed within thirty (30) days following the institution of any such proceedings. If the Licensor terminates this Agreement under the provisions of this paragraph 18(d), the Licensee, its receivers, trustees, assignees or other representatives shall have no right to use, distribute, place in any Advertising Materials or otherwise deal with the Trademarks except with and under the special written consent and instructions of the Licensor, which consent may be withheld for any reason.

(e)
If the Licensor becomes insolvent, or if a petition for bankruptcy or reorganization is filed by or against it, or if any insolvency proceedings are instituted by or against it under the law of any jurisdiction, or if it makes an assignment for the benefit of its creditors, or is placed in the hands of a receiver, or if it liquidates its business in any manner, then in any such case the Licensee shall have the right to: (i) retain and enforce its rights under this Agreement, including without limitation under Section 365(n) of the Bankruptcy Code; (ii) a complete duplicate of (or access to, as appropriate) all licensed materials such as FDA Clearance materials if not already in Licensee's possession to be promptly delivered to Licensee upon rejection of this Agreement by or on behalf of Licensor; and (iii) continue to commercialize the Licensed Products, and all versions and derivatives thereof to which Licensee would otherwise be entitled under this Agreement in accordance with its terms.

20.	Effect of Termination. Upon the expiration or earlier termination of this Agreement:

(a)	All rights granted to the Licensee hereunder shall automatically revert to the Licensor and the Licensee shall execute any and all documents requested by Licensor to evidence such reversion;

(b)
Except as set forth in subparagraph (g) below, the Licensee shall immediately stop any use of the Trademarks, including any use in connection with the manufacturing, distributing, selling, or in any way dealing with any Licensed Products, or any item pertaining to the Licensed Products, which display either the Trademarks of the Licensor's name;

(c)
The Licensee shall return to the Licensor all tags, labeling and printed material bearing either Trademark, all specifications and all other materials or documents in the Licensee's possession that contains confidential information of the Licensor;

(d)	The Licensee shall not use any trademarks similar to either Trademark;

(e)
The Licensee shall, within thirty (30) days after such expiration or termination, deliver to the Licensor a complete and accurate statement indicating the description and location of all Licensed Products on hand and/or in the process of manufacture, as of both the date of such expiration or termination and the date of such statement;

(f)
The Licensor shall have the right to enter onto the Licensee's premises and/or the premises of any subcontractor of the Licensee to the extent that the Licensee has the right to grant such entry and to conduct physical inventories to verify the accuracy of the aforesaid statement; and

(g)
Upon termination or expiration of this Agreement, the Licensee may sell existing inventories of Licensed Products (including Licensed Products on  order) for a period of ninety (90) days, subject to all of the other terms and conditions hereof.

21.	Confidentiality.

(a)
All materials, documents, information and equipment which either party supplies or discloses to the other party, whether in writing or orally, unless otherwise stated in writing by the disclosing party, shall be considered confidential information and/or trade secrets of the disclosing party. The receiving party agrees not to disclose any such matters to any third party without the disclosing party's advance written consent and not to use it in any way detrimental to the disclosing party's interests. The receiving party further agrees to ensure that the dissemination of such information among its employees, agents, representatives and contractors is restricted to those persons who are obliged to maintain the confidentiality of the information and have a demonstrated need to have access to it in order to design, make, promote and sell Licensed Products. However, confidential information subject to the restrictions of this Section 18 shall not include: (i) information currently in the public domain; (ii) information which becomes public through no fault of the receiving party; (iii) information previously known to the receiving party prior to its disclosure to the receiving party by the disclosing party, as shown by the receiving party's contemporaneous written records; or (iv) information disclosed to the receiving party by a third party not in breach of any agreement to protect the confidential nature of such information.

(b)
The confidentiality provisions set forth in this Section 18 extend and shall apply to any persons engaged by either party as agents, including, without limitation, the parties' respective employees, contractors, attorneys and accountants.

(c)
No license under any intellectual property right is either granted or implied by the conveyance of confidential information to Licensee. None of the confidential information which may be disclosed by Licensor shall constitute any representation, warranty, assurance, guarantee or inducement of any kind including, without limitation, with respect to the non-infringement of intellectual property rights or other rights of third persons or of Licensor. If the Licensee uses any of the confidential information in the development of any intellectual property, such intellectual property shall be the property of Licensor and the Licensee shall execute such documents as may be necessary for the purpose of transferring any rights in which the Licensor has in such intellectual property. The Licensee shall not reverse engineer or otherwise attempt to duplicate any processes used in the development and manufacture of any materials provided by Licensor. Any intellectual property rights developed by a Licensee in violation of this paragraph shall be the property of the Licensor, and Licensee shall execute and deliver to Licensor such documentation as is necessary to evidence Licensor's rights in such intellectual property.

(d)
The parties agree that irreparable damage would result to the other party in the event that any of the confidentiality provisions contained in this Section 18 are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that, in addition to any other rights which the non-violating party may have at law or equity, the non-violating party will be entitled to an injunction or injunctions, without being required to post a bond, to prevent breaches hereof and to enforce specifically the terms and provisions of this letter pertaining to confidentiality.

(e)	The obligations of each party under this Section 18 will remain in full force and effect for three (3) years following any termination of this Agreement.

22.	Representations and Warranties. Each of the parties to this Agreement represents and warrants to the other that:

(a)
It is a duly formed and validly existing under and by virtue of its jurisdiction of formation. It is duly licensed and qualified in all other jurisdictions wherein the nature of the business transacted by it makes such licensing or qualification as a foreign corporation necessary, if any. It holds in full force and effect all permits, licenses and franchises necessary for it to carry out its operations in conformity with all applicable laws and regulations.

(b)
The execution and delivery of this Agreement and the performance by it of all of its obligations hereunder: (i) have been duly authorized by all requisite action; (ii) will not violate or be in conflict with any provision of applicable law, any order, rule or regulation of any court or other governmental authority, any provision of its organizational documents, any resolution with continuing effect adopted by its governing body or any provision of any agreement or trust respecting securities of its issue or related rights; and (iii) will not violate, be in conflict with, result in a breach of or constitute a default (with or without the giving of notice or the passage of time or both) under any material instrument, indenture, agreement or other obligation to which it is a party or by which it or any of its assets and properties is or may be bound or subject.

(c)
No consent, approval or authorization of, or registration, declaration or filing with, any governmental authority or other person is required as a condition precedent, concurrent or subsequent to or in connection with the due and valid execution, delivery and performance by it of this Agreement or the legality, validity, binding effect or enforceability of any of the respective representations, warranties, covenants and other terms and provisions thereof.

23.
Reservations of Rights. The Licensor reserves the right to use and license others to use Fiber (and fabrics  or yarns containing the Fiber) in the manufacture, sale and distribution of products that are different from the Licensed Products and not encompassed by the FDA Clearance, and to use the Trademark in the sale or distribution of products similar to the Licensed Products.

24.
License Fee. The Licensee, immediately upon execution hereof, shall pay to Licensor a $100,000.00 U.S. licensing fee as consideration for the Licensor's grant of the exclusive license herein. This license fee shall be considered fully earned when paid.

25.
Assignment. This Agreement, and the performance of any part hereof, may be assigned or transferred by either party to this Agreement to a proposed transferee, without consent of the other party, only provided that such assignment or transfer is incident to a merger, acquisition, consolidation, or reorganization, of substantially all the assets of the party proposing to transfer this Agreement. Any attempted transfer or assignment by a party in violation of this Section, whether by operation of law or otherwise, is and will be ineffective and void ab initio.

26.	Miscellaneous Provisions.

(a)
Except as otherwise set forth herein, without the prior written consent of the Licensor, which consent may be withheld at the Licensor's discretion, the Licensee shall not directly or indirectly assign, transfer, sublicense, or encumber any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Licensor and the Licensee.

(b)
Nothing contained in this Agreement shall be construed so as to make the parties partners or joint venturers, or to permit the Licensee to bind the Licensor to any agreement or purport to act on behalf of the Licensor in any respect.

(c)
No waiver or modification of any of the terms of this Agreement shall be valid unless in writing, signed by both parties. Failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of such rights, and a waiver by either party of a default in one or more instances shall not be construed as a continuing waiver or as a waiver in other instances.

(d)
If any term or provision of this Agreement is for any reason held to be invalid, such invalidity shall not affect any other term or provision, and this Agreement shall be interpreted as if such term or provision had never been contained herein.

(e)
All notices and other communications provided for hereunder shall be in writing and shall be duly given when personally delivered, facsimile (with electronic confirmation), deposited in the United States mail, certified or return receipt requested, postage prepaid, or delivered to Federal Express or any nationally recognized overnight courier service, and addressed or sent to the following address or telecopy number for the receiving party:

If to Licensor:	Noble Fiber Technologies, LLC, 300 Palm Street Scranton. PA 18505 Facsimiles (570) 558-5351

If to Licensee:	Benjamin Mayer, President c/o AquaMed Technologies, Inc An AlliquaTM Company 850 Third Avenue, Suite 1801 New York, NY 10022 (215) 702-4550 main (215) 702-8535 fax

Any party may change its address or facsimile number for notices under this Agreement at any time by giving the other party written notice of such change. Each party must provide the other with any and all changes to this information at least fifteen (15) days in advance of any such change.

(f)
Neither party hereto shall be responsible for any failures or delays which are due to causes beyond its control. including, without imitation, acts of God, acts of the government, war, fires, floods, strikes or failure of third parks (which parties are not an affiliate or subsidiary of such party) to comply with their obligations to such party.

(g)	The paragraph and section headings of this Agreement are inserted only for convenience and shall not be construed as a part of this Agreement.

(h)
This Agreement sets forth the entire understanding and agreement of the parties with respect to its subject matter. Any and all representations or agreements made by any agent or representative or either party to the contrary shall be of no effect.

(i)
This Agreement shall be construed and governed in accordance with the Federal laws of the United States of America and the state laws of the State of New York, without regard to principles of conflict or choice of laws and regardless of the place or places of its physical execution and performance, and any suit or other action brought under this Agreement shall be brought in New York City. The Licensee hereby irrevocably submits to the jurisdiction of the state and federal courts located in New York City, and agrees that the Licensor shall not submit to the jurisdiction of any court located outside of the State of New York with respect to any suit or other action brought under this Agreement.

(j)
All remedies conferred by this Agreement shall be cumulative, and the pursuit by any party of any such remedy shall not limit such party from pursuing any other remedy to which it may be entitled, whether under this Agreement or otherwise.

(k)	Each party hereto shall at all times comply with all laws and regulations applicable to the transactions contemplated by this Agreement.

(l)	In any action brought by a party hereto under this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs, and expenses of suit.

(m)	This Agreement may be signed in two or more counterparts, each of which shall be an original.

(n)	The recitals to this Agreement are hereby incorporated and by this reference shall hereby become part of this Agreement as if set forth herein word for word.

(o)
The parties hereto shall at any and all times, upon request by the other party, or its legal representative, make, execute, and deliver any and all such other and further instruments as may be necessary or desirable for the purpose of giving full force and effect to the provision of this Agreement without charge therefore.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

NOBLE FIBER TECHNOLOGIES, LLC

/s/ James Walsh
Print Name:	James Walsh
Its:	Manager

ALLIQUA BIOMEDICAL, INC.

/s/ Richard Rosenblum
Print Name:	Richard Rosenblum
Its:	President

EXHIBIT A: MINIMUM ROYALTIES

Calendar Year	Minimum royalty due during that year

2012	$50,000
2013	$200,000
2014	$400,000
2015	$500,000
2016	$600,000